Exhibit (a)(1)(ii)

LOOMIS SAYLES FUNDS II

Amendment No. 1 to the First Amended and Restated Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of Loomis Sayles Funds II (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s First Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

Section 9 of Article VIII of the Declaration of Trust is hereby amended to read in its entirety as follows:

Section 9. Addresses. The address of the Trust is 888 Boylston Street, Suite 800, Boston, Massachusetts 02199-8197. The address of each of the Trustees is 888 Boylston Street, Suite 800, Boston, Massachusetts 02199-8197.

The foregoing amendment shall be effective on September 15, 2017.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 15th day of September 2017.

/s/ Kevin P. Charleston Kevin P. Charleston	/s/ Maureen B. Mitchell Maureen B. Mitchell

/s/ Kenneth A. Drucker Kenneth A. Drucker	/s/ Sandra O. Moose Sandra O. Moose

/s/ Edmond J. English Edmond J. English	/s/ James P. Palermo James P. Palermo

/s/ David L. Giunta David L. Giunta	/s/ Erik R. Sirri Erik R. Sirri

/s/ Richard A. Goglia Richard A. Goglia	/s/ Peter J. Smail Peter J. Smail

/s/ Wendell J. Knox Wendell J. Knox	/s/ Cynthia L. Walker Cynthia L. Walker

/s/ Martin T. Meehan Martin T. Meehan